Exhibit 8.1
GIBSON, DUNN & CRUTCHER LLP
Lawyers

A REGISTERED LIMITED LIABILITY PARTNERSHIP
INCLUDING PROFESSIONAL CORPORATIONS

3161 Michelson Drive, Irvine, California 92612-4412
(949) 451-3800
www.gibsondunn.com

January 22, 2009

Direct Dial	Client Matter No.
(949) 451-3800	C 26563-00002

Fax No.
(949) 451-4220

Endocare, Inc.
201 Technology Drive
Irvine, CA 92618

Re:	Endocare, Inc. Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as special counsel to Endocare, Inc., a Delaware corporation (“Parent”), in connection with the proposed merger of Orange Acquisitions Ltd., an Israeli corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), with and into Galil Medical Ltd., an Israeli corporation (the “Company”), with the Company surviving the merger (the “Merger”) as a wholly-owned subsidiary of Parent, pursuant to that certain Agreement and Plan of Merger (the “Agreement”), dated as of November 10, 2008, by and among Parent, Merger Sub and the Company. The Merger is described in the proxy statement/prospectus forming a part of the Registration Statement on Form S-4 (the “Registration Statement”) filed by Parent with the Securities and Exchange Commission (the “Commission”) to which this opinion is attached as an exhibit in accordance with the requirements of Item 601(b)(8) of Regulation S-K. Unless otherwise indicated, any capitalized terms used herein and not otherwise defined have the meaning ascribed to them in the Registration Statement.

In connection with this opinion letter, we have reviewed the Agreement, the Registration Statement, and such other documents, records, and matters of law as we have deemed necessary or appropriate for purposes of our opinion. In addition, we have assumed (i) that the Merger will be consummated in the manner contemplated by the Registration Statement and in accordance with the Agreement, without waiver or modification of the material terms and conditions thereof, (ii) the truth and accuracy, on the date of the Agreement and on the date hereof, of the representations and warranties made by Parent, Merger Sub, and the Company in the Agreement, (iii) the truth and accuracy of the officer’s certificates dated January 22, 2009 (the “Officer’s Certificates”) provided to us by Parent and the Company for use in preparing our opinion, and (iv) that any representation in an Officer’s Certificate made “to the knowledge of” or similarly qualified is correct without such qualification.

The conclusion expressed herein represents our judgment of the proper treatment of certain aspects of the Merger under the federal income tax laws of the United States based upon the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations, rulings and other pronouncements of the Internal Revenue Service (the “IRS”) currently in effect, and judicial decisions, all of which are subject to change, prospectively or retroactively. No assurance can be given that such changes will not take place, or that such changes would not affect the conclusion expressed herein. Furthermore, our opinion represents only our best judgment of how the IRS or a court would conclude if presented with the issues addressed herein and is not binding upon either the IRS or any court. Thus, no assurance can be given that a position taken in reliance on our opinion will not be challenged by the IRS or rejected by a court.

Endocare, Inc.
January 22, 2009

Our opinion relates solely to the tax consequences of the Merger under the federal income tax laws of the United States, and we express no opinion (and no opinion should be inferred) regarding the tax consequences of the Merger under the laws of any other jurisdiction. This opinion addresses only the specific issue set forth below, and does not address any other tax consequences that may result from the Merger or any other transaction (including any transaction undertaken in connection with the Merger).

No opinion is expressed as to any transaction other than the Merger as described in the Agreement or as to any transaction whatsoever, including the Merger, if all of the transactions described in the Agreement are not consummated in accordance with the terms of the Agreement and without waiver or breach of any material provision thereof, or if all the representations, warranties, statements and assumptions upon which we rely are not true and accurate at all relevant times. In the event any one of the statements, representations, warranties or assumptions upon which we rely to issue this opinion is incorrect, our opinion might be adversely affected and may not be relied upon.

Based upon and subject to the foregoing, (i) we are of the opinion that the Merger will constitute a “reorganization” within the meaning of Section 368(a) of the Code, and each of Parent, Merger Sub and the Company will be “a party to a reorganization” within the meaning of Section 368(b) of the Code and (ii) the statements made in the Registration Statement under the heading “Material United States Federal Income Tax Consequences of the Merger,” insofar as they purport to constitute summaries of matters of U.S. federal tax law and regulations or legal conclusions with respect thereto, while not purporting to discuss all possible consequences of the transactions described in the Registration Statement, constitute our opinion as counsel.

We undertake no obligation to update this opinion, or to ascertain after the date hereof whether circumstances occurring after such date may affect the conclusions set forth herein. We express no opinion as to matters governed by any laws other than the Code, the Treasury Regulations, published administrative announcements and rulings of the IRS, and court decisions. This opinion is rendered to you in connection with the filing of the Registration Statement and may be relied upon by persons entitled to rely on it pursuant to applicable provisions of the federal securities laws.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and we further consent to the use of our name in the Registration Statement under the heading “Material United States Federal Income Tax Consequences of the Merger.” In giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations of the Commission thereunder, nor do we thereby admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/  GIBSON, DUNN & CRUTCHER LLP